EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 6 to Registration Statement No. 333-174248 on Form S-1 of our report dated June 10, 2009, relating to the consolidated financial statements of Digital Domain and subsidiaries (Predecessor Entity) (which expresses an unqualified opinion) appearing in the Prospectus of Digital Domain Media Group, Inc., formerly Digital Domain Holdings Corporation and Wyndcrest DD Florida, Inc., and subsidiaries (Successor Entity), which is part of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

Los Angeles, California
November 10, 2011